SCHEDULE 14A
                                   (Rule 14a-101)
                       INFORMATION REQUIRED IN PROXY STATEMENT
                              SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of the
                 Securities Exchange Act of 1934 (Amendment No. NA)

Filed by the registrant                      [X]
Filed by a party other than the registrant   [ ]
Check the appropriate box:

[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           CAMDEN NATIONAL CORPORATION
                (Name of Registrant as Specified in Its Charter)

                                SUSAN M. WESTFALL
                    (Name of Person Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and o-11

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transactions applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1) Amount previously paid:
(2) Form, schedule or registration statement no.:
(3) Filing party:
(4) Date filed:

                         CAMDEN NATIONAL CORPORATION
                                Two Elm Street
                             Camden, Maine 04843



Dear Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of Camden National Corporation (the "Company") to be held on the 6th day of May, 1997, at 3:30 p.m., local time, at the Operations Center, Fox Ridge Office Park, Route One, Rockport, Maine 04856. Your Notice of Annual Meeting, Proxy Statement and Proxy Form are enclosed, as is the Company's 1996 Annual report.

     At the Annual Meeting, you will be asked to elect five (5) directors to the Board. In addition, you will be asked to ratify the appointment of Berry, Dunn, McNeil & Parker as the Company's independent public accountant for 1997.

     The Board of Directors recommends that you vote "FOR" the nominees to the Board of Directors listed in the Proxy Statement and "FOR" appointment of Berry, Dunn, McNeil & Parker.

     Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we ask that you return your completed Proxy, using the envelope provided, as soon as possible and in any case no later than 5:00 p.m. on May 5, 1997.

     Thank you again for your continued support.


Very truly yours,


David H. Montgomery, Chairman of the Board

Keith C. Patten, President and Chief Executive Officer


Date:  April 4, 1997


















                         CAMDEN NATIONAL CORPORATION

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            to be held May 6, 1997


TO OUR SHAREHOLDERS:

     Notice is hereby given that pursuant to the call of the Board of Directors, the Annual Meeting of Shareholders of Camden National
Corporation will be held on May 6, 1997, at 3:30 p.m., local time, at the Operations Center of Camden National Corporation, Fox Ridge Office Park, Route One, Rockport, Maine 04856.

   The purposes of the meeting are:

   (1)  To elect five (5) directors of the Company to serve a term of three
        (3) years and until their respective successors shall be elected and qualified.

   (2) To ratify the selection of Berry, Dunn, McNeil & Parker as the Company's independent public accountants for 1997.

   (3) To transact such other business as may be properly presented at the meeting.

     The names of the Board of Directors' nominees to be directors of the Company are set forth in the accompanying Proxy Statement.

     Only shareholders of record at the close of business on March 11, 1997 will be entitled to vote at the meeting. To be sure that your shares are represented at the meeting, you are urged to vote, sign, date and promptly return the enclosed Proxy in the envelope provided. You may revoke your Proxy at any time prior to the time it is voted.

                                   By Order of the Board of Directors


                                   Rendle A. Jones, Secretary

Date:  April 4, 1997


IMPORTANT--PLEASE MAIL YOUR PROXY PROMPTLY. In order that there may be proper representation at the meeting, you are urged to sign and return the enclosed Proxy in the envelope provided as soon as possible and no later than 5:00 p.m., May 5, 1997. Shares of Company stock represented by Proxies which are returned unmarked will be voted in favor of the director nominees, the ratification of accountants, and, in the discretion of Management, upon such other business as may properly be presented at the meeting.







                              PROXY STATEMENT

             ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 6, 1997


                            GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of Proxies by Management under the direction of the Board of Directors of the Company for use at the Annual Meeting of Shareholders of the Company to be held May 6, 1997. Only shareholders of record as of March 11, 1997 will be entitled to notice of, and to vote at, the Annual Meeting. Each share is entitled to cast one vote for up to five (5) nominees to the Board of Directors and to cast one vote on each of the other matters to be voted on at the Annual Meeting. Cumulative voting is not permitted. As of March 11, 1997, 2,277,479 shares of the Company's common stock (sometimes herein referred to as "Company Stock") were outstanding.

     The cost of soliciting Proxies will be borne by the Company. In addition to use of the mails, Proxies may be solicited personally or by telephone or telegraph by directors and officers who will not be specially compensated for such solicitation. The Company has engaged American Stock Transfer and Trust Company (sometimes herein referred to as (AST & T) as its transfer agent, to solicit Proxies held by brokers and nominees. Brokerage firms and other custodians, nominees and fiduciaries will be requested to forward these soliciting materials to their principals and the Company will, upon request, reimburse them for the reasonable expenses of doing so. The transfer books of AST & T will remain open between the record date and meeting date.

     This Proxy Statement and enclosed Proxy were first mailed to the Company's shareholders on or about April 4, 1997.

     Your Proxy is important in helping to achieve good representation at the meeting. Any shareholder giving a Proxy has the right to revoke it at any time before it is exercised; therefore, execution of the Proxy will not in any way affect the shareholder's right to attend the meeting in person. Revocation may be made prior to the meeting by written revocation or duly executed Proxy bearing a later date sent to the Company, Attention: Rendle
A. Jones, Secretary, Two Elm Street, Camden, Maine 04843; or a Proxy may be revoked personally at the Annual Meeting by written notice to the Secretary at the Annual Meeting prior to the voting of the Proxy. In the absence of specific instructions to the contrary, shares represented by properly executed Proxies received by Management, including unmarked Proxies, will be voted to elect the nominees to the Board described herein, and to ratify the selection of Berry, Dunn, McNeil & Parker as the Company's independent public accountants for 1997.

     The holders of a majority of the Company's outstanding shares of common stock, present in person or by Proxy, are required for a quorum at the meeting. The Company had 2,277,479 shares of common stock outstanding on March 11, 1997, the record date for this meeting. If a quorum is present at the meeting the simple majority vote of shares voting is required for election of the five (5) directors, and to ratify the selection of Berry, Dunn, McNeil & Parker as the Company's independent public accountant for 1997.


                            PRINCIPAL SHAREHOLDERS

     As of March 11, 1997, there were 2,277,479 shares of Company stock outstanding, no par value, held of record by shareholders. Only shareholders of record as of March 11, 1997 shall be entitled to vote at the Annual Meeting and each share is entitled to one vote.


      The following table sets forth information with respect to the beneficial ownership of Company stock as of March 11, 1997, by (i) each person known by the Company to own beneficially more than five (5) percent of the Company's outstanding stock, (ii) each current director of the Company and nominees for positions on the Board, (iii) the Named Executive Officers (defined below), and (iv) all executive officers and directors of the Company as a group. Except as otherwise indicated below, each of the directors, executive officers and shareholders owning more than five (5) percent of Company stock has sole voting and investment power with respect to all shares of stock beneficially owned by him as set forth opposite his name.


     Name                                                Percentage of
(and Address of 5% or              Number of                 Shares
 greater shareholder)             Shares Held             Outstanding
5% or Greater Shareholders:
Prudence Dickey                      247,717   (1)               10.9
13 Curtis Avenue
Camden, ME 04843

Gilbert C. Harmon                    139,500   (2)                6.1
P.O. Box 190
Camden, ME 04843

Directors and Nominees:

Peter T. Allen                         3,150   (3)                  *

Bruce D. Bartlett                      5,865   (4)                  *

Ann W. Bresnahan                       7,980   (5)                  *

Robert W. Daigle                      10,658   (6)                  *

C. R. de Rochemont                    15,280   (7)                  *

Kenneth C. Dickey                    290,064   (1)               12.7

Robert J. Gagnon                         676                        *

E. Maynard Graffam, Jr.               19,380                        *

John W. Holmes                         7,680                        *

Rendle A. Jones                       16,300                        *

John S. McCormick, Jr.                 6,000                        *

David H. Montgomery                   67,251                      3.0

Keith C. Patten                      103,812   (8)                4.4

Richard N. Simoneau                    7,080                        *

Arthur E. Strout                      14,850                        *

Officers and Directors as a Group:   493,620   (9)               20.8

                                    - 2 -

---------------------------------------
 *   Less than one (1) percent.
(1) Includes 247,717 shares over which voting and dispositive power are shared with spouse.
(2) Includes 10,740 shares over which voting and dispositive power are shared with spouse.
(3) Includes 150 shares over which voting and dispositive power are shared with spouse.
(4) Includes 5,000 shares underlying stock options exercisable within 60 days.
(5) Includes 80 shares over which voting and dispositive power are shared with spouse.
(6) Includes 10,000 shares underlying stock options exercisable within 60 days.
(7)  Retired from Board of Directors during 1996.
(8) Includes 6,270 shares over which voting and dispositive power are shared with spouse; and 60,000 shares underlying stock options exercisable within 60 days.
(9) Shared voting and/or dispositive power over some or all shares; includes shares underlying stock options exercisable within 60 days.


                PROPOSAL 1 - ELECTION OF DIRECTORS

Directors and Executive Officers

     Five (5) directors have been nominated for election to the Board of Directors to serve until the 2000 Annual Meeting of Shareholders, or until their successors are duly elected and qualified. The proxies will be voted, unless authority to do so is withheld, in favor of the five (5) nominees recommended by the Board. Management recommends voting "For" each person named below.

     Following is a list of the nominees for the Board of Directors, including age (as of December 31, 1996) and current positions held with the Company and its subsidiaries: Camden National Bank (CNB or Camden
National), United Bank (sometimes referred to as UB), and Trust Company of Maine, Inc. (sometimes referred to as TCOM).

                            Position    Current Term of   Position with
Nominees:             Age  with Company   Directorship      Subsidiary
---------             ---  ------------ ---------------   -------------
Ann Bresnahan          45   Director        1997         Director, CNB

Robert W. Daigle       47   Director        1997         Director, President
                                                         and CEO, CNB
                                                         Director, TCOM

E Maynard Graffam, Jr  56   Director        1997         Director, CNB

Rendle A. Jones        54   Director        1997         Director &
                                                         Secretary, CNB

Arthur A. Strout       61   Director        1997         Director, CNB
                                                         Director, TCOM

     Following is a list of directors not currently nominated for election to the Board of Directors and executive officers, including age (as of December 31, 1996) and current positions with the Company and/or its subsidiaries: CNB, UB, and TCOM.


                                    - 3 -

Other Directors              Position       Term of     Position with
and Officers          Age   with Company  Directorship  Subsidiary
---------------       ---   ------------  ------------  -------------
Peter T. Allen         61    Director          1998     Director, CNB

Bruce D. Bartlett      50    Director          1998     Director, President
                                                        & CEO, UB
                                                        Director, TCOM

C. R. de Rochemont     72    Director         retired

Kenneth C. Dickey      71    Director and       1999    Director and Vice
                             Vice Chairman              Chairman, CNB

Robert J. Gagnon       49    Director           1998    Director, CNB

John W. Holmes         51    Director           1999    Director, CNB

John S. McCormick, Jr. 65    Director           1998    Director, CNB

David H. Montgomery    68    Director and       1999    Director, CNB
                             Chairman

Keith C. Patten        57    Director           1999    Director and
                             Chairman, CNB              President and CEO

Richard N. Simoneau    60    Director           1998    Director, CNB

Andrew P. Averill      53      -----                    Chairman and
                                                        CEO, TCOM
                                                        Director, TCOM

Randall A. Bishop      42    Vice President             Vice President, CNB
                                                        Director, TCOM

Joanne T. Campbell     34      -----                    Vice President, CNB

Stephen D. Dailey      47    Vice President             -----

Brent A. Folster       43      -----                    Vice President, UB

Shirley B. Kile        48      -----                    Director and
                                                        Treasurer, TCOM

James M. Kimball       47      -----                    Vice President, UB

Michael A. McAvoy      50      -----                    Vice President, CNB

R. Paul Pasquine       49      -----                    President and COO,
                                                        TCOM
                                                        Director, TCOM

Mark E. Russell        39      -----                    Vice President, UB


Jeffrey D. Smith       33    Vice President and COO       -----

                                   - 4 -

Other Directors               Position         Term of        Position with
and Officers (cont.)  Age    with Company    Directorship      Subsidiary
-------------------   ---    ------------    ------------    ---------------
Stephen C. Staples     46       -----                    Vice President, CNB

Susan M. Westfall      40     Treasurer and CFO           -----

John P (Jack) Williams 49       -----                    Senior Vice
                                                         President, CNB

Robert E. Worthing     64     Vice President and Clerk   Vice President, CNB

Charles A. Wootton     40       -----                    Vice President, CNB

     All directors of the Company serve 3-year terms. At the 1996 Annual Meeting, Mr. Gagnon was elected to serve the remaining term of Mr. de Rochemont, who retired from the Board. All of the officers listed will hold office as elected by the Board of Directors. There are no arrangements or understandings between any of the directors or officers or any other persons pursuant to which any of the above directors have been selected as directors, or any of the above officers have been selected as officers. There are no "interlocking relationships" among the above directors and officers, as that term is defined by the Securities and Exchange Commission.

     During the past five years, the business experience of each executive officer, director, and nominee for director is set forth below. None of the organizations in the descriptions below except Camden National, United Bank, and Trust Company of Maine is affiliated with the Company.

     David H. Montgomery Mr. Montgomery has been a director of the Company since 1984, and of Camden National since 1966, and has been Chairman of the Company since 1984. Mr. Montgomery is past Chairman of the Allen Agency, an insurance brokerage, and is President of Allen Agency Real Estate, a real estate brokerage. Mr. Montgomery has been semi-retired since 1993.

     Kenneth C. Dickey Mr. Dickey has been a director of the Company since 1984, and of Camden National since 1970, and is currently Vice-Chairman of the Board. Mr. Dickey is the principal owner of Haskell & Corthell Real Estate, and from 1959 to 1994 was the President and owner of Haskell & Corthell, Inc., operator of a retail clothing store.

     Keith C. Patten Mr. Patten has been the President, Chief Executive Officer and a director of the Company since 1984. He has been a director of Camden National since 1976, and was elected the Board Chairman in 1996; at which time he stepped down as President and CEO in order to focus on management of the Company.

     Peter T. Allen Mr. Allen is President and General Manager of Cutting-Allen, Inc., a wholesale Christmas tree company. Mr. Allen has also been a Director of the Company and Camden National since 1991.

     Ann W. Bresnahan Ms. Bresnahan is a full-time volunteer and civic leader. She has been a Director of the Company and Camden National since 1990.

     C. R. de Rochemont Mr. de Rochemont has been engaged in the real estate sales business for the past thirty-six years. He served as Director of the Company and Camden National from 1984 and 1976, respectively, until his retirement from both companies effective May 7, 1996.

     Robert J. Gagnon Mr. Gagnon is Manager of the Rockland Super Shop-n-Save, a position he has held for fifteen years. Mr. Gagnon was elected a Director of the Company and Camden National in 1996.


                                      - 5 -

     E. Maynard Graffam, Jr.   Mr. Graffam is co-owner of Penobscot Bay Ice
Company, a company engaged in the sale of fuel oil, gasoline, and live lobsters; and in renting cars, trucks, and apartments. Mr. Graffam has been a Director of the Company and Camden National since 1984 and 1979, respectively.

     John W. Holmes Mr. Holmes is President and majority owner of Consumers Fuel Company, and has been a Director of the Company and Camden National since 1989.

     Rendle A. Jones Mr. Jones is a partner in the law firm of Harmon, Jones & Sanford. He is also a partner in the following entities: Fuller, Jones & Stivers, financial advisors; Professional Services Center, real estate rentals; Washington Street Associates, real estate rentals; and Lincolnville Village Apartments, real estate rentals. Mr. Jones is also general counsel to the Company, and has been a Director of the Company and Camden National since 1988.

     John S. McCormick, Jr.   Mr. McCormick is principal of Consolidated
Real Estate and Engineering, a professional engineering/consulting firm. Mr. McCormick also has been a Director of the Company and Camden National since 1984 and 1975, respectively.

     Richard N. Simoneau Mr. Simoneau is a partner in Simoneau & Norton, CPAs, and was a Director of Associated Grocers of Maine from 1990 to 1993. Mr. Simoneau has been a Director of the Company and Camden National since 1984 and 1978, respectively.

     Arthur E. Strout Mr. Strout is an attorney in the law firm of Strout & Payson, P.A. He has also been a Director of the Company and Camden National since 1984 and 1979, respectively.

     Robert W. Daigle Mr. Daigle has been a Director of the Company and Camden National since 1996, after being named President and Chief Executive Officer of Camden National effective January 8, 1996. From 1991 until that time he served Fleet Bank of Maine as Regional President and Senior Bank Official overseeing Maine's northern and eastern markets.

     Bruce D. Bartlett Mr. Bartlett has been a Director of the Company and United Bank since 1996. He has served as President and Chief Executive Officer of United Bank since May 1989. Prior to joining United Bank, Mr. Bartlett was President of Border Trust Company.

     Andrew P. Averill Mr. Averill has been Chairman and Chief Executive Officer of Trust Company of Maine since its inception in 1994. In addition to a law degree, he has a 20 year background in trust and employee benefit plan administration, and has extensive experience in regulatory and legal issues related to employee benefit plan products .

     Randall A. Bishop   Mr. Bishop has been Vice President of the Company
since 1996, and recently was named Vice President of Camden National. From 1979 to 1996 he was at United Bank, most recently serving as Executive Vice President and Treasurer.

     Joanne T. Campbell Mrs. Campbell joined Camden National Bank in March of 1996 as Vice President for the residential mortgage lending area. She has 15 years of mortgage and banking experience having been with Fleet Mortgage Group and Salem Five Mortgage Corp previous to joining the bank.

     Steven D. Dailey Mr. Dailey has been Vice President of Data Processing for the Company since 1996. Prior to that, he had been Vice President of Operations at Camden National since 1985.

     Brent A. Folster Mr. Folster has been Vice President and Branch Administrator of United Bank since 1995. Prior to joining the bank, he had over 20 years experience in various lending and branch management capacities with Fleet Bank of Maine.

                                    - 6 -

     Shirley B. Kile Mrs. Kile serves as Treasurer of Trust Company of Maine and President of Fiduciary Services Inc., a subsidiary of the Trust Company which provides administration for employee benefit plans. She has over 15 years experience in the employee benefits field.

     James M. Kimball  Mr. Kimball has been Vice President and Senior Loan

Officer of United Bank since 1994. He joined the bank in November 1992 as Vice President and Commercial Loan Manager with over 20 years experience in various lending capacities.

     Michael A. McAvoy Mr. McAvoy has been Vice President and Senior Loan Officer of Camden National since 1994. He was Senior Vice President and Senior Loan Officer of Island National Bank and Trust Company, Palm Beach, Florida, from 1992 until 1994 and Senior Vice President and Senior Loan Officer of Flagler National Bank, West Palm Beach, Florida, from 1985 to 1992.

     R, Paul Pasquine Mr. Pasquine has been President and Chief Operating Officer of Trust Company of Maine since its inception in 1994. He has over 15 years of management experience in trust and employee benefit plan administration.

     Mark E. Russell Mr. Russell has been Vice President in the residential mortgage area since he joined the bank in 1988. He has over 18 years experience in various capacities of lending and branch management.

     Jeffrey D. Smith Mr. Smith recently joined the Company as Vice President and Chief Operations Officer. From 1986 until joining the Company he held various positions with Key Bank, most recently as Vice President and Manager of Retail Services.

     Stephen C. Staples Mr. Staples joined Camden National in 1983, serving in various capacities. He was promoted to Vice President in 1995.

     Susan M. Westfall Mrs. Westfall has been Treasurer and Chief Financial Officer of the Company since 1996. She had been with Camden National since 1979, most recently as Vice President/Comptroller.

     John P. (Jack) Williams Mr. Williams has been with Camden National since 1982, and has been Senior Vice President of Camden National since 1994. His primary area of business is commercial lending and administration.

     Robert E. Worthing Mr. Worthing has been Vice President and Clerk of the Company since 1984. He has been Vice President and Investment Officer of Camden National since 1977.

     Charles A. Wootton Mr. Wootton has been Vice President and Branch Administration Officer of Camden National since 1996. Since joining the bank in 1981, he has held several positions and was promoted to Vice President in 1994.

     There are no material proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five (5) percent of Company Stock, or any associate of any such person is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

     The Board of Directors of the Company held twenty-four (24) regular meetings, one (1) special meeting, and one (1) annual meeting during 1996. Each director attended at least 75% of the aggregate of meetings of the Company's Board of Directors and meetings of committees thereof on which such director served.

     All of the directors of the Company also serve as directors of Camden National, with the exception of Mr. Bartlett, who serves as a director of United Bank. The Company's Board of Directors has standing Audit, Executive, Capital, Development, Retirement Plan Administration, Personnel and Compensation, and Nominating committees. The members of the Audit Committee are Peter T. Allen, Chairman, Ann W. Bresnahan, John W. Holmes, David H. Montgomery, and Richard N. Simoneau. The committee met four (4) times during 1996. The Audit Committee receives and reviews reports on examinations and accounting audits of the Company, and works to ensure the adequacy of operating practices, procedures and controls.

                                    - 7 -

     The Company's Personnel and Compensation Committee (the "Compensation Committee") met once during 1996 and consists of Kenneth C. Dickey, Chairman, E. Maynard Graffam, Jr., David H. Montgomery, Richard N. Simoneau, and nonvoting members Keith C. Patten and June B. Parent. None of the members of the committee serves on a similar committee for any other company besides subsidiaries of the Company. The function of the committee is to oversee personnel relations, salary administration, training programs, officer selection, management succession and fringe benefits.

     The Nominating Committee, which met once in 1996, consists of E. Maynard Graffam, Jr., Chairman, Kenneth C. Dickey, Rendle A. Jones, John S. McCormick, David H. Montgomery, Keith C. Patten, and Arthur E. Strout. The function of the Nominating Committee is to nominate individuals for election to the Board of Directors, to nominate individuals for the positions of Chairman and Vice Chairman of the Company, and to nominate individuals to serve as executive officers of the Company and its subsidiaries.

     Nominations for election to the Company's Board of Directors may be made by any shareholder of the Company. Such nominations must be made in writing and delivered or mailed to the Company President within seven (7) days after this Proxy Statement is mailed to shareholders. Nominations must contain the following information, to the extent known to the person making the nomination: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of Company Stock that will be voted for each proposed nominee; (d) the name and residence address of the nominating shareholder; and (e) the number of shares of Company Stock owned by the nominating shareholder. The Chairperson presiding at the Annual Meeting of Shareholders may disregard any nominations not made in accordance herewith, and may instruct vote tellers to disregard all votes cast for each such nominee.

Executive Compensation

Compensation of Certain Executive Officers
------------------------------------------

     The following Table sets forth the various elements of compensation paid to the Named Executive Officers, who are Keith C. Patten, President and Chief Executive Officer of the Company, Robert W. Daigle, President and Chief Executive Officer of CNB, and Bruce D. Bartlett, President and Chief Executive Officer of UB. Named Executive Officers are the CEO of the Company and those other officers of the Company or its subsidiaries who were paid at least $100,000 in compensation in 1996. The Table shows compensation for services rendered for the year ended December 31, 1996, and the previous two years.

                          Summary Compensation Table
                                                                  Long-Term
                                                                Compensation
                                Annual Compensation                 Awards
                                                     Other Annual
                               Salary(1)    Bonus(2) Compensation(3) Options
Name                    Year      ($)          ($)           ($)        (#)
---------------------   ----    -------     -------   -------------- -------
Keith C. Patten         1996    239,640      47,884         7,067        0
President and Chief     1995    229,546      41,953         6,861        0
Executive Officer of    1994    217,836      52,447         8,353        0
the Company

Robert W. Daigle        1996    142,000      42,981         3,812   10,000
President and Chief     1995      n/a          n/a           n/a      n/a
Executive Officer of    1994      n/a          n/a           n/a      n/a
Camden National Bank

Bruce D. Bartlett       1996     95,600       1,731         5,163      750
President and Chief     1995     90,000      13,500         8,729 (4)  851
Executive Officer of    1994     90,000      10,800         8,626 (4)  851
United Bank

                                     - 8 -

(1) Includes salaries deferred by contributions to the Camden National Bank Retirement Savings or United Bank 401(k) Plan (the "401(k) Plans").
The 401(k) Plans are available to all regular employees of Camden National or United Bank, as the case may be, who are at least 21 years old and have completed at least one year of eligible service. The Named Executive Officers were allowed to contribute up to 15% of their respective salaries to the 401(k) Plans not exceeding the IRS limitation ($9,500 each in 1996). Also includes Directors' fees for each Named Executive.
(2)  Bonuses are listed in the year earned and normally accrued, although
such bonuses may be paid in the following    year.  Also includes deferred
bonuses.
(3)  Amounts shown include premiums paid on insurance policies and
contributions by the Company, Camden    National, or United Bank to the
respective accounts of each of the Named Executive Officers in the 401(k) Plans. The Company and Camden National contributed to the Camden National 401(k) Plan a matching amount equal to 25% of the first 4% of salary deferred by Mr. Patten, up to the limit specified in Code Section 401(a)(17). United Bank contributed to the United Bank 401(k) Plan a matching amount equal to 100% of the first 5% of salary deferred by Mr. Bartlett during 1994, 1995, and the first six months of 1996, and contributed an amount equal to 25% of the first 4% of salary deferred during the last six months of 1996, up to the limit specified in Code Section 401(a)(17). The amounts accumulating in the accounts under the 401(k) Plans are invested as directed by the Named Executive Officers in one of several investment choices. Participants in the Camden National 401(k) Plan are immediately vested in the employer contributions to their accounts in the 401(k) Plan. Participants in the United Bank 401(k) Plan become vested 20% per year from the date of eligibility in the employer contributions to their accounts in the 401(k) Plan.
(4) Includes discount on shares purchased pursuant to exercise of stock options.

Stock Options and Similar Awards
--------------------------------

     Mr. Patten has been granted an option to purchase shares of Company Stock pursuant to the Camden National Corporation 1993 Stock Option Plan (the "1993 Plan"). The price at which Mr. Patten may purchase shares of Company stock (the "Exercise Price") pursuant to the 1993 Plan is $17.50 per share, which was the fair market value of the Company Stock at the time the options were granted in 1993. Mr. Daigle and Mr. Bartlett have been granted options to purchase shares of Company Stock pursuant to the 1996 amendment to the 1993 Plan. The price at which Mr. Daigle and Mr. Bartlett may purchase shares of Company stock (the "Exercise Price") pursuant to the amended 1993 Plan is $37.00 per share, which was the market value of the Company Stock at the time the options were granted in 1996. Prior to the merger of UnitedCorp, the bank holding company previously owning UB, Mr. Bartlett was granted options to purchase shares of UnitedCorp stock. The Company assumed the options in the merger, and the options were converted into options to purchase shares of Company stock in the same proportion that shares of UnitedCorp stock were converted into shares of Company stock in the merger. The Exercise price for Mr. Bartlett ranges between $14.50 and $18.25 per share of Company stock. For each Named Executive Officer, the value of an option is the current fair market value per share of Company Stock, minus the applicable Exercise Price, times the number of shares that may be purchased under the option.

     The following Table shows the options granted to the Named Executive Officers during 1996.

        Option Grants to the Named Executive Officers During 1996
        ---------------------------------------------------------

                                       Potential Realizable Value at Assumed
               Number of   Percent   Annual Rates of Stocks Appreciation for
               Securities  of Total               Option Term
               Underlying  Options
                 Option   Granted to    Excercise
                Granted   Employees       Price   Expiration
Name              (#)    Fiscal Year       ($)       Date     5%($)   10%($)
----             ------  -----------    --------- ----------  -----   ------
Keith C. Patten       0       0%           n/a       n/a         n/a     n/a
Robert W. Daigle 10,000      40%         $37.00   07/30/2006  31,300  89,844
Bruce D. Bartlett   750       3%         $37.00   07/30/2006   2,347   6,738

                                     - 9 -

     The following Table shows the options currently held by the Named Executive Officers and the value of the unexercised options.

          Option Exercises by the Named Executive Officers During 1996
          ------------------------------------------------------------
                              Value of Unexercised  Unexercised in-the-Money
                                   Options/SARs      Options/SARs Shares(*)
               Shares         --------------------  ------------------------
            Acquired On  Value                 Unexer-               Unexer-
Name          Exercise  Realized  Exercisable  cisable  Exercisable  cisable
----            -----   -------     -------    -------  -----------  -------
Keith C. Patten    0     $0.00       60,000       0      $1,290,000     $ 0
Robert W. Daigle   0     $0.00       10,000       0         $20,000     $ 0
Bruce D. Bartlett  0     $0.00        5,000       0         $96,912     $ 0

* Assumes market price of $39.00 per share, the price in a recently reported trade of Company Stock.

Retirement Plans
----------------

     Mr. Patten, Mr. Daigle, and Mr. Bartlett are beneficiaries of the defined-benefit plan provided by the Company, the Camden National Bank Defined Benefit Retirement Plan (the "Defined Benefit Plan"), which is available to all regular employees who are at least 21 years of age and have completed at least one year of eligible service. Mr. Patten is a beneficiary of the Camden National Bank Supplemental Executive Retirement Program (the "SERP"), and the Board of Directors of the Company has approved Mr. Daigle and Mr. Bartlett to participate in the SERP.

     Participants in the Defined Benefit Plan receive upon retirement payment(s) based on years of service (up to 25 years) times a percentage of the participant's covered annual compensation during the five consecutive years out of the last ten years before retirement in which the participant's compensation was highest. Participants in the SERP receive upon retirement a 15-year annuity based on years of service (up to 25 years) times a percentage of the participant's average salary and bonus for the 36 months of employment by the Company during which the participant's compensation was highest, reduced by the following amounts: 50% of the participant's projected Primary Social Security benefits; the participant's benefits under the Defined Benefit Plan; the portion of the participant's benefits under the 401(k) Plan arising from employer contributions; and the participant's benefits under any other incentive or retirement plan that may be instituted by the Company or its subsidiaries, excluding stock options and the incentive bonus plan.

     The following Tables illustrate the annual retirement benefits payable to Mr. Patten, Mr. Daigle, and Mr. Bartlett under the two plans, at age 62 and age 65. (Assuming Mr. Daigle and Mr. Bartlett participate in the SERP).

             Pension Plan and SERP Table for Named Executive Officers
             --------------------------------------------------------

                                 Mr. Patten     Mr. Daigle    Mr. Bartlett
                                 ----------     ----------    ------------
Retirement at age 62:
  Date                            10/1/2001      7/1/2011      10/1/2008
  Annual earnings at retirement    $355,000      $460,000       $220,000

  Annual Benefit:
    Pension Plan                   $ 60,340      $ 52,530       $ 32,200
    SERP                            146,415       103,625         41,700
                                   --------      --------       --------
      Total                        $206,755      $156,155       $ 73,900

                                    - 10 -

             Pension Plan and SERP Table for Named Executive Officers
             --------------------------------------------------------
                                   (continued)

Retirement at age 65:
  Date                            10/1/2004      7/1/2014       10/1/2011
  Annual earnings at retirement    $423,000      $548,000        $262,000

  Annual Benefit:
    Pension Plan                   $ 80,250      $ 90,250        $ 60,300
    SERP                            165,100       126,500          46,900
                                   --------      --------        --------
      Total                        $245,350      $216,750        $107,200

-------------------------------------
Assumptions - Annual earnings assumed to increase 6% per year.
               Maximum compensation under defined benefit plan - $160,000 for 1997 and future years assumed to increase, based on $10,000 increments, at annual rate of 4% per year.

     The estimated retirement benefits shown in the above Tables are computed on a life only annuity basis. Compensation is included in the earnings base for the purpose of calculating total retirement benefits as shown, which base is equal to the five-year final average salary including bonus. As of December 31, 1996, the credited years of service under all retirement plans were twenty years for Mr. Patten, no years for Mr. Daigle, and seven years for Mr. Bartlett.

Change of Control Agreements
----------------------------

      The SERP provides that in the event the Company is merged with another company and the other company survives the merger, and Mr. Patten is not made an officer of the surviving company and the surviving company does not assume the Company's obligations under the SERP, the Board of Directors may authorize a payment to Mr. Patten in an amount to be determined in the discretion of the Board of Directors. Assuming that Mr. Daigle and Mr. Bartlett participate in the SERP, the same provisions would apply to them.

      Upon joining CNB in January 1996, the bank entered into an agreement with Mr. Daigle whereby if, within the first three years of his employment, a change of ownership occurs whereby an outside party acquires majority stock control of the bank which would result in his termination, the bank will pay as it falls due his salary through January 1999.

Director Compensation

      Directors of the Company receive $350 for attendance at each regular meeting of the Board of Directors of the Company, and $100 for attendance at each meeting of a committee of the Board of Directors of the Company. In addition, the Chairman of the Board of the Company receives a retainer of $200 per month, and the Secretary to the Board of Directors receives a retainer of $100 per meeting. No additional fees are paid for membership on or attendance at meetings of the Boards of Directors of the Company or any committees of the Board. Directors of Camden National do not receive compensation for their participation on the bank's Board of Directors, but do receive $100 for attendance at each meeting of a committee of the Board of Directors of Camden National. Outside directors of United Bank receive $150 for attendance at each regular meeting of the Board of Directors of United Bank, and $80 for attendance at each meeting of a committee of the Board of Directors of United Bank. In addition, the Chairman of the Board of United Bank receives a retainer of $750 per year.

      There were 24 regular, one special, and one annual meeting of the Board of Directors of the Company during 1996. The aggregate amount of fees paid to directors of the Company and its subsidiaries during 1996 for Board of Directors meetings was $136,470.

                                     - 11 -

      Director compensation is paid monthly to those directors who do not defer their compensation. Any director of the Company may defer up to 100% of their fees and retainer in any calendar year. If a director elects to defer their compensation, the Company automatically credits the amounts deferred to interest-earning accounts for each of the respective directors. Deferred director's fees are paid to participants in a deferral plan, or their designated beneficiaries, upon their termination as directors.

Compensation Committee Interlocks and Insider Participation

     The Personnel and Compensation Committee of the Board of Directors (the "Compensation Committee") consists of Kenneth C. Dickey, E. Maynard Graffam, Jr., David H. Montgomery and Richard N. Simoneau. Keith C. Patten, CEO of the Company, and June B. Parent, an employee of the Company, are non-voting members of the committee. Many members of the Compensation Committee and their affiliates and families are borrowers from the Company's subsidiaries. All loans and credit commitments to such persons were made in the ordinary course of business and were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features to the Company's subsidiaries.

Certain Relationships and Related Transactions

Extensions of Credit and Credit Commitments
-------------------------------------------

     Many of the Directors, Executive Officers and significant shareholders of the Company, members of their immediate families, and corporations and other organizations of which they are affiliates, are borrowers from the Company's subsidiaries. All loans and credit commitments to such persons were made in the ordinary course of business and were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features to the Company's subsidiaries.

Other Relationships and Transactions
------------------------------------

     Rendle A. Jones is a partner in the law firm of Harmon, Jones & Sanford, which performed legal services for the Company during 1996. The fees paid by the Company to the law firm totaled less than 5% of the law firm's gross revenues during 1996. Also, Arthur E. Strout is a partner in the law firm of Strout & Payson, P.A., which performed legal services for the Company during 1996. The fees paid by the Company to the law firm totaled less that 5% of the law firm's gross revenues during 1996.

     In August 1996, the Company purchased the residence of Robert and Brenda Daigle. Mr. Daigle is a director of the Company and is President, CEO and a director of Camden National Bank. The residence, located in Bangor, Maine, was independently appraised at $305,000 in June 1996 by Appraisal Specialists, Inc., and was purchased by the Company at that appraised value. The property was owned by Mrs. Daigle, subject to a mortgage to which both Mr. and Mrs. Daigle were obligated. The Company purchase was made to enable Mr. Daigle to relocate to the bank's market area, allowing him to focus on his new position without dealing with a substantial daily commute.

Personnel & Compensation Committee Report

     The performance of the Company has a direct bearing on executive compensation for any given year. When the performance of the Company meets or exceeds its budgetary expectations, compensation is expected to be more generous than in years when the budgetary expectations have not been met. The Compensation Committee remains aware that compensation must not be set at a level that will inhibit the Company's competitiveness in its market areas. Nevertheless, level of compensation is also guided in large part by the Company's need to attract and retain capable executives who can make a major contribution to the Company's success. The Compensation Committee has regularly reviewed compensation

                                 - 12 -
surveys comparing the Company's subsidiary banks with other banks in the State of Maine and with other banks nationally in the Company's subsidiary banks' size grouping.

Compensation Program Components
-------------------------------

     Compensation is based on two primary components: base salary and a bonus program. Base salary is intended to adequately reward officers and employees for capable performance within their respective job descriptions, consistent with keeping the Company competitive within its industry and market areas. The 1996 bonus program was based on Company performance as measured against peer group performance. The following Executive Officers also participate in a deferred compensation plan: Mr. Patten, Mr. Bartlett, Mr. Averill, Mr. Bishop, Mr. Dailey, Mrs. Kile, Mr. Kimball, Mr. McAvoy, Mr. Pasquine, Mr. Russell, Mr. Staples, Mrs. Westfall, Mr. Williams, Mr. Wootton, and Mr. Worthing. The Compensation Committee considers that the levels of executive pay are both reasonable and necessary to remain competitive in the market.

Performance Measures
--------------------

     There are several performance measures used in evaluating the compensation of Executive Officers. In addition to the use of state and national banking surveys, the specific performance of the Executive Officer is considered. There is for each Executive Officer, an annual performance evaluation conducted by an individual in the next level of management, and the Compensation Committee reviews the performance of the Chief Executive Officer of the Company. The performance of the Company as a whole and the financial plan for the ensuing year in particular are guiding factors in establishing the levels of compensation. However, the general factors of the business climate, the performance of the Company and the evaluation of the Executive Officer being considered are all factors being reviewed in determining executive compensation. It is a central aim of the Compensation Committee to ensure that each Executive Officer is justly compensated for his or her contribution, knowing that the contribution directly affects the Company and the Stockholders.

Stock Option Plan
-----------------

     An additional component of compensation for key employees is the award of options to purchase shares of Company common stock at fixed prices. The 1993 Stock Option Plan is based on performance in that the options only have value if the market value of Company stock increases. Pursuant to the 1993 Stock Option Plan, as amended, the Company awarded options to the following executive officers: Mr. Daigle, Mr. Bartlett, Mr. Dailey, Mr. Kimball, Mr. McAvoy, Mr. Staples, Mrs. Westfall, Mr. Williams, and Mr. Wootton. Mr. Patten was awarded options under the 1993 Stock Option Plan.

Compensation of the Chief Executive Officer
-------------------------------------------

     The Compensation Committee annually reviews the Chief Executive Officer's existing compensation arrangements, the performance of the Company and the Chief Executive Officer, and the compensation of Chief Executive Officers in similar Companies of comparable size.

     The Chief Executive Officer's compensation is divided into three basic categories: salary and deferred compensation, bonus, and director's fees.

     In past years the salary of the Chief Executive Officer has been increased based upon performance of the Company in the previous year. The salary level selected must be within the salary range for Chief Executive Officers in other similar companies of comparable size. Thus, the Personnel Department conducts a study of the salary ranges of Chief Executive Officers in other similar companies of comparable size as shown by published compensation surveys, and provides its results to the Compensation Committee along with supporting data and a suggested salary range for the year. The salary for the Chief Executive Officer for 1996 was increased 4.4% over 1995, based on the Company's substantial net profits for the 1995 fiscal year.

     The second part of the Chief Executive Officer's compensation program is based upon the bonus program which applies to all officers and employees. The 1996 bonus program was based on the Company's performance compared to peer group performance.

                                    - 13 -

     The third portion of the compensation program is director's fees, which are the same for all directors.

     The total compensation package for the Chief Executive Officer is competitive with the compensation programs provided by other similar companies of comparable size. Moreover, the Personnel and Compensation Committee believes that it has set compensation at levels that reflect the Chief Executive Officer's contribution towards the Company's success and achievement of objectives. The foregoing report regarding compensation has been submitted by the Company's Compensation Committee, including the following members:

  Kenneth C. Dickey         David H. Montgomery    June B.Parent(non-voting)
  E. Maynard Graffam, Jr.   Richard N. Simoneau    Keith C. Patten(non-voting)

Stock Performance

     Federal regulations require that a graph be included in this proxy statement to provide a comparison of total shareholder return on the common stock of the Company with that of other comparable issuers. The following graph illustrates the estimated annual percentage change in the Company's cumulative total shareholder return on its common stock for the period January 1, 1996 through December 31, 1996. For purposes of comparison, the graph also illustrates comparable shareholder return of NASDAQ banks as a group as measured by the NASDAQ Banks Stock Index and of companies of similar capitalization value as measured by the Russell 2000 Stock Index. The graph assumes a $100 investment on January 1, 1996 in the common stock of the Company, the NASDAQ banks as a group, and the Russell 2000 companies as a group and measures the amount by which the market value of each, assuming reinvestment of dividends, has increased as of December 31, 1996.


   [ Line graph here with information described above.  The graph has    ]
   [ three lines, one for each of the following: Camden National         ]
   [ Corporation, Russell 2000 Index and NASDAQ Bank Index.  Each line   ]
   [ starts at $100.00 on January 1, 1996.                               ]
   [ The following shows the position of each line at December 31, 1996: ]
   [      Camden National Corp line - $105.16                            ]
   [      Russell 2000 Index line - $115.51                              ]
   [      NASDAQ Bank Index line - $125.35                               ]


     The Board of Directors recommends a vote "FOR" each of the five (5) nominees for positions on the Board.

  PROPOSAL 2 - RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Berry, Dunn, McNeil & Parker has served as the Company's accountant since the Company's formation in 1985, and as Camden National's accountant since 1980. Berry, Dunn, McNeil & Parker has been selected to continue to serve as the Company's accountant for 1997. There have been no disagreements with Berry, Dunn, McNeil & Parker on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
At the Annual Meeting, shareholders will be asked to ratify the appointment of Berry, Dunn, McNeil & Parker as the Company's accountant for the fiscal year ending December 31, 1997. Representatives of Berry, Dunn, McNeil & Parker will be present at the Annual Meeting with the opportunity to make a statement and to respond to appropriate questions.

     The Board of Directors recommends a vote "FOR" ratification of the selection of Berry, Dunn, McNeil & Parker as the Company's accountants for 1997.

                                     - 14 -

          SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors and persons who beneficially own more than ten (10) percent of the stock of the Company to file initial reports of ownership and reports of changes in ownership. Such persons are also required by SEC regulations to furnish the Company with copies of these reports.

     During the period January 1, 1996 through December 31, 1996, to the Company's knowledge, Robert J. Gagnon, a director, failed through administrative error to timely report upon election to the Board of Directors, which has since been corrected; Randall A. Bishop, Joanne T. Campbell, and Charles A. Wootton, each an executive officer, failed through administrative error to timely report upon appointment as executive officers, which has since been corrected. To the Company's knowledge, all other filing requirements were timely complied with.


                             FINANCIAL STATEMENTS

     An annual report to shareholders, including consolidated financial statements of the Company and its subsidiaries prepared in conformity with generally accepted accounting principles, is being distributed to all Company shareholders of record and is enclosed herewith. The Company's Annual Report to the Securities and Exchange Commission on Form 10-K may be obtained without charge upon written request directed to Robert E. Worthing, Clerk, Two Elm Street, Camden, Maine 04843.


                            SHAREHOLDERS' PROPOSALS

     It is expected that the 1998 Annual Meeting of Shareholders of the Company will be held on May 5, 1998. Any proposals intended to be presented at the 1998 Annual Meeting must be received at the Company's offices on or before December 6, 1997, in order to be considered for inclusion in the Company's Proxy Statement and Proxy Form relating to such meeting.


                                OTHER MATTERS

     The Annual Meeting is called for the purposes set forth in this notice. Management is not aware of any other matter that will come before the meeting. However, if any other business should come before the meeting, your Proxy, if signed and returned, will give to the persons designated in it discretionary authority to vote according to their best judgement. It is the intention of the persons named in the Proxy to vote pursuant to the Proxy in accordance with the recommendations of Management.


                                        By Order of the Board of Directors


                                        Rendle A. Jones, Secretary


Date:  April 4, 1997




                                       - 15 -